                                                                   EXHIBIT 10(a)

                       RETIREMENT AND RELEASE AGREEMENT
                       --------------------------------

          This Retirement and Release Agreement ("Agreement") is entered into by and between R.R. Donnelley & Sons Company, on behalf of itself, its subsidiaries and affiliated entities and their respective shareholders, directors, officers, employees, agents, and attorneys and their predecessors, successors, and assigns ("Company"), and Frank R. Jarc ("Jarc") this 18th day of May 1995.

                              PRELIMINARY RECITALS

          WHEREAS, the Company has employed Jarc as Executive Vice President and Chief Financial Officer;

          WHEREAS, Jarc has elected to retire from his employment and all offices he held with the Company, effective November 30, 1997 ("Retirement Date"); and

          WHEREAS, the Company and Jarc mutually agree to end the employment relationship, provide for an orderly transition of responsibilities, secure Jarc's availability in the future to assist in the prosecution or defense of matters in which Jarc was involved, limit certain competitive activities, and settle all matters and potential claims on the terms and conditions and for the compensation stated in this Agreement.

                                   AGREEMENT

          NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Jarc hereby agree as follows:

1. Jarc shall continue in his role as Executive Vice President and Chief Financial Officer through a mutually agreed date, which shall be no later than December 31, 1995 ("Leave Date") and shall be compensated therefor at his current base salary. For the period from the Leave Date through the Retirement Date, Jarc shall remain on the payroll of the Company and shall receive an amount equal to one year's base salary at the current rate (to be paid in equal monthly installments during the period from the Leave Date through the Retirement Date). At the Retirement Date, Jarc shall be removed from the payroll of the Company and his employment will terminate. Jarc shall cease to perform services for the Company (except as provided in this Agreement) as of the Leave Date. Effective as of the Leave Date, Jarc shall resign as the Company's Executive Vice President and Chief Financial Officer (and any other positions he may hold with any of the subsidiary corporations or affiliated entities of the Company), but shall remain on leave of absence through the Retirement Date. Jarc's separation on the Retirement Date shall be deemed to be, and shall be, early retirement with the consent of the Company for purposes of determining his rights under retirement, stock options and other benefit plans of the

Company providing for rights dependent upon whether a termination of employment was early retirement with the consent of the Company.

2.   So long as Jarc has complied with the terms of this Agreement and:

               (i) Jarc does not revoke this Agreement within seven (7) days after his execution and delivery of the Agreement; and

               (ii) Jarc executes and delivers to the Company, the notarized (or otherwise witnessed) Ratification Affidavit attached as Exhibit A between eight (8) and fifteen (15) days after the delivery of the executed Agreement to the Company,

the Company will cause the following compensation to be paid to Jarc and shall cause the following events to occur:

     a. Jarc shall be entitled to receive such retirement benefits as are provided for him under the Company's various plans for retired employees and such plans shall be honored in accordance with their terms.

     b. The rights of Jarc under the Company's stock bonus, restricted stock, and stock option grants shall be honored in accordance with the terms of such grants and the plans under which such grants were issued. No such grants will be made to Jarc in 1995 or thereafter.

     c. Jarc shall not participate in the Company's 1993 Stock Purchase Plan for purchases after March 16, 1995.

     d. The Company agrees, effective as of the Leave Date, to establish and to credit to a hypothetical account (the "Account") the principal sum of Seven Hundred Ninety-Eight Thousand Dollars ($798,000). Such principal amount, as increased or decreased from time to time by interest credited and distributions made, shall bear interest from the Leave Date, creditable quarterly thereafter, at a rate equal to Moody's Aaa corporate bond rate (with a duration of twenty (20) years or more), but not less than six percent (6%). There shall be paid to Jarc during his lifetime, and charged to the Account, the sum of one hundred thousand and no/100 dollars ($100,000) on January 1, 1998, and on each January 1 thereafter (or in the case of the last such installment such lesser amount as shall remain in the Account) until the first to occur of (i) the death of Jarc or (ii) the depletion of the Account by reason of the charges for such distributions. Should Jarc die before the Account is fully depleted, the balance remaining in the Account shall be distributed as described below. The obligation of the Company to make the payments contemplated by this section shall be an unsecured general obligation of the Company, and shall terminate upon breach by Jarc of the provisions of paragraph 7.

     e. In January 1996, the Company shall pay Jarc the payment that would have been called for under the 1993-1995 long term incentive grant made to Jarc on December 10, 1992 pursuant to the terms of the 1991 Stock Incentive Plan (except that Jarc shall be deemed to have worked through December 31, 1995). Jarc shall receive no payment under the 1995-1997 long term incentive grant made to Jarc pursuant to the terms of the 1995 Stock Incentive Plan, and such grant is hereby canceled and declared null and void. The obligation to make payment under the 1993-1995 long term incentive grant pursuant to this subparagraph shall terminate upon breach by Jarc of the provisions of paragraph 7.

     f. The Company shall pay Jarc the full 1995 annual bonus in accordance with the terms of the 1995 Annual Incentive Plan, payable in January 1996 in accordance with the terms of that plan (except that Jarc shall be deemed to have worked through December 31, 1995). Jarc shall not receive a payment under that plan for any period after December 31, 1995.

     g. The Company shall reimburse Jarc up to Eight Thousand Dollars ($8,000) for 1995 for financial planning purposes in accordance with the terms of the plan approved at the June 13, 1994 meeting of the Compensation Committee of the Company's Board of Directors.

     h. The Company shall pay the premium for excess life and disability insurance benefits for Jarc for the period through June 30, 1996 in accordance with the terms of the plan approved at the June 13, 1994 meeting of the Compensation Committee of the Company's Board of Directors.

     i. Jarc will continue to participate in the Company's medical, dental, life insurance (but not the Company's travel, disability, AD&D, and savings plan as to which participation shall terminate on the Leave Date, to the extent permitted by law) benefit plans in accordance with the terms of the plans through the Retirement Date and thereafter as permitted by the plans. The Company shall provide Jarc his rights under the Consolidated Budget Reconciliation Act ("COBRA") from and after the Retirement Date, or, if earlier, the date of any "qualifying event" under that law.

     j. The Company shall provide outplacement assistance to Jarc to the same extent as that usually provided to senior executives of the Company, as described in Exhibit C.

     k. The Company shall pay to Jarc the actual attorney's fees incurred by him, up to a maximum of Two Thousand Five Hundred Dollars ($2,500), in preparation and negotiation of this Agreement.

     l. Within one week after Jarc's Leave Date, the Company shall pay to him all accrued but unused vacation through that date. Jarc shall not accrue vacation after the Leave Date.

     m. The Company shall provide Jarc, at the Company's expense, StockMax service through Richard M. Sawdey or any comparable service Jarc chooses having a cost not in excess of Nine Hundred Dollars ($900) per year for 1995 and 1996. Such service shall not be provided for 1997 or any subsequent year.

     n. As of the Retirement Date (provided Jarc shall have reached age 55 and have 10 years of service with the Company), Jarc shall be eligible for participation in the Company's retiree medical insurance benefit plan, in accordance with the terms of the plan (which includes the right of the Company to amend or terminate the plan).

Upon the death of Jarc, any balance then remaining to be paid pursuant to paragraph 1 or in the Account described in subparagraph 2(d) or payment not yet made pursuant to sub-paragraphs 2(e) or (f) shall be paid to such person(s) or trust(s) as shall be designated in writing delivered to the Company by Jarc or if no such person(s) or trust(s) have been so designated to the estate of Jarc; and any other rights or benefits of Jarc under the other plans listed above shall be determined in accordance with the terms of those plans.

The foregoing payments and benefits shall be subject to withholding taxes to the extent required by law.

3. Until the Company files this Agreement as required by law with the Securities and Exchange Commission, Jarc and the Company agree that they will keep confidential, to the full extent permitted by law, the terms of this Agreement, all performance hereunder and all circumstances relating to Jarc's retirement from the Company; provided, however, that Jarc and the Company may disclose the same as required by law, for purposes of tax reporting, pursuant to legal process, in an action to enforce the Agreement, to claim benefits under the Agreement or under Company benefit plans in which Jarc is a participant or beneficiary, to seek new employment, to members of Jarc's immediate family, legal advisors, and to persons from whom Jarc is seeking financial advice. Notwithstanding the foregoing:

     a. Neither Jarc nor the Company shall at any time disparage the other or place the other in a negative and false light.

     b. Jarc shall not disclose to anyone (without the prior written consent of the Company or compulsory process) any information regarding the Company or its financial condition, contractual arrangements, internal affairs, or governance which is non-public, confidential, or proprietary and which would in any way injure the reputation of the Company or of any of the (past or present) shareholders, members, directors, officers, employees, agents or attorneys of the Company.

     c. The Company shall respond to reference requests on behalf of Jarc in a manner consistent with the press release (either attached as Exhibit D or later agreed to by the Company and Jarc), provided that such reference requests are directed to Steven J. Baumgartner, or his successors as Senior Vice President and Chief Administrative Officer.

4. Jarc agrees that until his Leave Date he will perform such duties as are assigned to him and will assist the Company to ensure a smooth transition to employees or other individuals designated by the Company of his responsibilities and the details concerning the projects and assignments in which he is and was involved. Jarc will be available to respond to questions between the Leave Date and the Retirement Date; provided, however, that Jarc shall not be required to perform any duties which are materially different in nature, physical requirements or skill level than that which he performed in his role as Executive Vice President and Chief Financial Officer.

5. Jarc agrees to cooperate with the Company in the truthful and honest prosecution and/or defense of any claim in which the Released Parties (as defined below) may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available to participate in any proceeding involving any of the Released Parties, allowing himself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. Jarc shall provide such services during the period from the Leave Date through the Retirement Date, up to Two Hundred (200) hours without additional compensation and thereafter at the rate of Two Hundred Dollars ($200) per hour, and in either case the Company shall pay Jarc's expenses incurred at the Company's prior and specific request. If such services are required after the Retirement Date, the Company shall compensate Jarc at the rate of Two Hundred Dollars ($200) per hour for the time actually expended in such endeavors in excess of One Hundred (100) hours per year for two (2) years following the Retirement Date and for any such time expended in such activities following such two (2) year period, and shall pay Jarc's expenses incurred at the Company's prior and specific request. The Company further agrees that, if Jarc is sued individually concerning any act, omission or conduct which he undertook in his capacity as an employee, officer, director or agent of the Company or any of its subsidiaries, then the Company shall defend Jarc from the claim and indemnify Jarc for any judgment, fine or settlement resulting therefrom to the same extent as was authorized by the Company's By-Laws and/or Certificate of Incorporation for employees as of the date of execution of this Agreement.

6. Jarc reaffirms and agrees to comply with the terms of the Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation of Employees signed by Jarc on November 1, 1988, a copy of which is attached hereto as Exhibit B and incorporated by reference herein. Jarc represents that he has delivered (or will as requested, but no later than the Leave Date, deliver) all Company papers, books, records, computer programs, or like materials in his possession or control and all copies thereof to the Company.

7. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence he occupied with the Company and the information of a highly sensitive and confidential nature he garnered as a result of such position, Jarc agrees that he will not, during the period commencing on the date of this Agreement and ending on the Retirement Date, without the prior written consent of the Company, either directly or indirectly accept employment by or serve as a consultant, agent, principal stockholder, corporate officer, director, or any other individual or representative capacity for any entity engaged in the commercial print industry, and which is a competitor of the Company or any of its subsidiaries, or assist in the solicitation of any work or engage in any other activity in competition with the business then being conducted by the Company or any of its subsidiaries, or solicit directly or indirectly the employees of the Company or any of its subsidiaries to accept any other employment. Jarc acknowledges that the business conducted by the Company is worldwide and that it is reasonably necessary for the protection of the Company and its subsidiaries and their goodwill, in view of his knowledge of its and their worldwide operations, that he not provide to competitors of the Company or any of its subsidiaries anywhere in the world the benefit of his knowledge of the Company and its subsidiaries and its and their business. Jarc further acknowledges that a breach by him of his agreements contained in this section would cause irreparable harm to the Company which is not adequately measurable by money damages and that accordingly in the event of such a breach, in addition to any and all other rights the Company may have, including, without limitation, rights at law and in equity, and the right of the Company to terminate the payment of funds under subparagraphs 2(d) and (e), the Company shall be entitled to equitable remedies in the nature of injunctive relief to stop any existing breaches and to prohibit any future breaches.

     Nothing in this paragraph shall be construed to prevent Jarc from engaging in the private practice of accountancy or in a consulting practice (other than in connection with a competitor of the Company), so long as Jarc maintains the confidential nature of information pertaining to the Company. It is further agreed and understood that the affiliation of Jarc with a public accounting firm or a consulting firm which represents one or more clients in the commercial printing industry shall not be a breach of this provision, provided that Jarc and any such firm take appropriate steps to isolate Jarc from any work performed by that firm for a competitor of the Company.

8. In the event that either the Company or Jarc fails to comply with its obligation hereunder and the other party brings suit to secure performance and prevails on said claim, then the breaching party shall be obligated to reimburse the prevailing party for the actual attorney fees and costs incurred by the prevailing party in bringing said claim. For purposes of this paragraph, "prevail" shall mean obtaining a judgment or equitable order against the breaching party or an agreement from the breaching party to perform substantially as prayed by the prevailing party.

9. Jarc, on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges the Company, and each of its subsidiary and affiliated companies and entities and each of their partners, principals, members, shareholders, directors, officers, trustees, employees, contractors, consultants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively "Released Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or which may now exist (except to enforce the terms of this Agreement), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Jarc's employment, resignation from the position of Executive Vice President and Chief Financial Officer, or retirement from employment with the Company or the Severance Agreement dated November 6, 1989 between Jarc and the Company (and amendment thereto dated May 8, 1991), such as claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S) 2000e et al., 42 U.S.C. (S) 1981, the
Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the anti-trust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorney's fees. Jarc acknowledges and agrees that this release and the covenant not to sue set forth in paragraph 10 are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Jarc understands and acknowledges the significance and consequences of this release and this Agreement.

          The following provisions are applicable to, and made a part of, this Agreement and the foregoing general release and waiver:

     a. Jarc does not release or waive any right or claim that arises after the date of execution of this Agreement which he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, provided that any claim based upon his resignation from the positions of Executive Vice President and Chief Financial Officer and his retirement from the Company or the Severance Agreement dated November 6, 1989 between Jarc and the Company (and amendment thereto dated May 8, 1991) has, for all purposes relating to this Agreement, arisen prior to the execution of this Agreement.

     b. Jarc does not waive any right to the receipt of payments or benefits not yet due and owing, whether under this Agreement or under the Company benefit and compensation plans in which Jarc is a participant or beneficiary.

     c. In exchange for this general release and waiver hereunder, Jarc hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company's policy or applicable law.

     d. The Company has advised, and hereby again expressly advises, Jarc to consult with an attorney of his choosing regarding, and prior to executing, this Agreement which contains a general release and waiver.

     e. Jarc has twenty-one (21) days from the date of receiving this document to consider whether or not to execute this Agreement. In the event of such execution, Jarc has a further period of seven (7) days from such date in which to revoke said execution and this Agreement shall not become effective or enforceable prior to the expiration of such period.

This release and covenant not to sue shall not apply to workers' compensation claims, and claims under state and federal unemployment insurance laws.

10. To the maximum extent permitted by law, Jarc covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement) in any federal, state or local agency or court against any of the Released Parties relating to the matters covered by the foregoing release.

11. Jarc warrants and represents that he has neither made, will make, nor suffered to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above release or covenant not to sue, that Jarc is the sole and absolute owner of all thereof, and that Jarc has not filed or suffered to be filed on his behalf any claim, action, demand of any kind covered by the above release or covenant not to sue as of the date and time of the execution of this Agreement.

12. Jarc agrees that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.

13. In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be contrary to governing law or otherwise unenforceable, all remaining portions of this Agreement shall be enforced to the maximum extent permitted by law; the unenforceable paragraph, subparagraph or provision shall first be construed or interpreted, if possible, to render it enforceable and, if that is not possible, then the provision shall be severed and disregarded, and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

14. This Agreement is being made and entered into in the State of Illinois and its construction, validity and enforceability shall be determined under, and in accordance with, the laws of the State of Illinois.

15. This instrument plus the exhibits attached hereto constitute the entire agreement between the parties and supersedes the Severance Agreement dated November 6, 1989 (and the amendment thereto dated May 8, 1991) between Jarc and the Company which is hereby declared null and void. No modification of this Agreement shall be valid unless signed by the party against whom such modification is sought to be enforced.

          IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above stated.

                                    R.R. Donnelley & Sons Company


                                    By:      /s/ John R. Walter
                                       ------------------------------
                                                John R. Walter
                                                 Chairman and
                                           Chief Executive Officer

                                              /s/ Frank R. Jarc
                                       ------------------------------
                                                Frank R. Jarc

                                   EXHIBIT A

STATE OF ILLINOIS   )                       RATIFICATION AFFIDAVIT
                    )    SS:
COUNTY OF COOK      )


          Frank R. Jarc, being first duly cautioned and sworn on oath, deposes and states:

          1. I am the same Frank R. Jarc who is a party to a Retirement and Release Agreement ("Agreement") between R.R. Donnelley & Sons Company ("the Company") and myself dated May 18, 1995.

          2. I affirm that, prior to my acceptance of that Agreement on MaY 18,1995, I was advised to seek my own lawyer's advice, and further I was advised that I had 21 days in which to consider the matter (which period of time I utilized to the extent deemed prudent by myself, I being under no compulsion to make a decision sooner). I further affirm that the Agreement was written in such a manner that I understood the terms, and that the consideration called for by the Agreement in exchange for the release and covenant not to sue arises solely from that aspect of the Agreement, and is something to which I would not otherwise be entitled absent the Agreement and the release and covenant not to sue.

          3. More than seven calendar days have passed since I executed the Agreement and I have not taken any action to revoke the Agreement or the release and covenant not to sue. In full recognition of my rights and obligations under that Agreement and release and covenant not to sue, I ratify my initial acceptance.

          4. I have read all of the statements in this Ratification Affidavit, and all of the facts are true to my own personal knowledge.

          5.   Further this affiant sayeth naught.



                                          /s/ Frank R. Jarc
                                      --------------------------
                                            Frank R. Jarc


                   [Notarized or witnessed on following page]

Alternative 1:
- --------------

- -----------------------------
          Witness



Alternative 2:
- --------------

          Subscribed and sworn to before me, the undersigned notary public, this 25th day of May, 1995.



- --------------------------------
Notary public in and for the
State of Illinois, County of Cook

                                   EXHIBIT B



                                                        Frank R. Jarc
                                               ---------------------------------
                                                (Type or print name of employee)



                 AGREEMENT REGARDING CONFIDENTIAL INFORMATION,
                           INTELLECTUAL PROPERTY AND
                         NON-SOLICITATION OF EMPLOYEES


     In consideration of my employment or continued employment by R. R. Donnelley & Sons Company or any subsidiary, affiliate, successor or assignee thereof (collectively "Donnelley"), and the salary, commission or other compensation paid to me from time to time by Donnelley, I agree as follows:

 1. Competitive Employment. While employed by Donnelley, I will devote my entire skill and best efforts to the duties that are assigned to me from time to time, and I will not, without Donnelley's prior written consent, engage in any employment or activity other than for Donnelley in any business in which Donnelley is or becomes engaged.

 2. Definition of Confidential Information. I realize that my position with Donnelley creates a relationship of high trust and confidence with respect to Confidential Information owned by Donnelley, its customers or suppliers that may be learned or developed by me while employed by Donnelley. For purposes of this Agreement, "Confidential Information" means all information that meets one or more of the following three conditions: (a) it has not been made available generally to the public either by Donnelley or by a third party with Donnelley's consent, (b) it is useful or of value to Donnelley's current or anticipated business or research and development activities or those of a customer or supplier of Donnelley, or (c) it either has been identified as confidential to me by Donnelley (orally or in writing) or it has been maintained as confidential from outside parties and is recognized as intended for internal disclosure only. Confidential Information includes, but is not limited to, "Trade Secrets" to the full extent of the definition of that term under Illinois law. It does not include "general skills, knowledge and experience" as those terms are defined under Illinois law.

 3. Examples of Confidential Information. Confidential Information includes, but is not limited to: computer programs, unpatented inventions, discoveries or improvements; marketing, manufacturing, organizational, research and development, and business plans; company policies; sales forecasts; personnel information (including the identity of Donnelley employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

 4. General Skills, Knowledge and Experience. If I leave Donnelley, I may take with me and use the general skills, knowledge and experience that I have learned or developed in my position or positions with Donnelley or others.

 5. Confidentiality Obligations. During and after my employment with Donnelley, I will not (a) disclose, directly or indirectly, any Confidential Information to anyone outside of Donnelley or to any employees of Donnelley not authorized to receive such information or (b) use any Confidential Information other than as may be necessary to perform my duties at Donnelley. In no event will I disclose any Confidential Information to, or use any Confidential Information for the benefit of, any current or future competitor, supplier or customer of Donnelley, whether myself, any subsequent employer, or any other person or entity.

 6. Duration. With respect to Trade Secrets, my obligations under paragraph 5 shall continue indefinitely or until such Trade Secret Information has been made available generally to the public either by Donnelley or by a third party with Donnelley's consent or is otherwise not considered a Trade Secret under Illinois law. With respect to Confidential Information which is not a Trade Secret (hereinafter referred to as "Proprietary Information"), my obligations under paragraph 5 shall continue in duration until the first to occur of the following: (a) five (5) years has elapsed since termination of my employment with Donnelley for any reason, including termination by Donnelley with or without cause, or (b) the Proprietary Information has been made available generally to the public either by Donnelley or by a third party with Donnelley's consent.

 7. Geographic Scope. I understand that Donnelley has sales and manufacturing facilities throughout the United States and in a number of foreign countries, that it purchases equipment and materials from suppliers located throughout the world, and that it expects to expand the scope of its international activities in the future, I therefore agree that my obligations under paragraph 5 shall extend worldwide.

 8. Former Employers. I acknowledge that Donnelley expects me to respect and safeguard the trade secrets and confidential information of my former employers. I will not disclose to Donnelley, use in Donnelley's business, or cause Donnelley to use, any information or material that is confidential to any former employer, unless such information is no longer confidential or Donnelley or I have obtained the written consent of such former employer to do so.

 9. Return of Property. Upon termination of my employment with Donnelley, I will return all Donnelley property in my possession, including notebooks, reports, manuals programming data, listings and materials, engineering or patent drawings, patent applications, any other documents, files or materials which contain, mention or relate to Confidential Information, and all copies and summaries of such materials, whether in human-or machine-readable-only form, that I may have or that may come into my custody while employed by Donnelley.

10. Non-Solicitation of Employees. I shall not while employed by Donnelley and for a period of two (2) years from the date of termination of my employment with Donnelley for any reason, including termination by Donnelley with or without cause, either directly or indirectly solicit, induce or encourage any Donnelley employee(s) to terminate their employment with Donnelley or to accept employment with any competitor, supplier or customer of Donnelley, nor shall I cooperate with any others in doing or attempting to do so. As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (a) initiating communications with a Donnelley employee relating to possible employment, (b) offering bonuses or additional compensation to encourage Donnelley employees to terminate their employment with Donnelley and accept employment with a competitor, supplier or customer of Donnelley, or (c) referring Donnelley employees to personnel or agents employed by competitors, suppliers or customers of Donnelley.

11. Injunctive Relief. I acknowledge that violation of the foregoing confidentiality and non-solicitation obligations will cause Donnelley irreparable harm. I agree that Donnelley is entitled to protection from such violations, including protection by injunctive relief, in addition to other remedies available under the law.

12. Disclosure of Developments. I will disclose promptly to Donnelley all inventions, discoveries, developments, improvements, works of authorship and computer programs and related documentation (collectively, "Developments") that are made, conceived, first reduced to practice or learned by me either solely or jointly with another or others while employed by Donnelley, whether or not they are patentable, copyrightable or subject to trade secret protection.

13. Ownership of Developments. I agree that, except as otherwise provided in paragraph 17 hereof, all Developments shall be the sole and exclusive property of Donnelley. Any Development for which copyright protection is available shall be considered a work made for hire or, if I am an independent contractor, assigned by me to Donnelley, I agree to assign and do hereby assign to Donnelley, or to some other legal entity ("Assignee") designated by Donnelley, all of my right, title and interest in and to all Developments.

14. Protection of Developments. Donnelley or Assignee shall have the right to use the Developments and obtain Letters Patent, copyrights (as author or assignee) or other statutory or common law protections for Developments in any and all countries. I will provide Donnelley or Assignee such assistance as may be requested in order for Donnelley or Assignee to obtain or otherwise secure, and from time to time enforce. U.S. or foreign Letters Patent, copyrights or other statutory or common law protections for Developments, including the execution of any and all documents that Donnelley or Assignee may wish to use to obtain or otherwise secure or enforce such rights, together with any assignments thereof to Donnelley or Assignee, and to the successors and assigns of Donnelley or Assignee, transferring all of my right, title and interest in and to any Development, and the right to apply for or otherwise obtain any such rights. Donnelley or Assignee shall have the sole right to determine what action, if any, to take with respect to any Development. All expenses incurred in obtaining and enforcing rights in Developments owned by or assigned to Donnelley shall be borne by Donnelley.

15. Post-Employment Assistance. If I am no longer employed by Donnelley, Donnelley or Assignee shall compensate me at a reasonable rate for time actually spent by me at the request of Donnelley or Assignee on the assistance referred to in paragraph 14. Such rate shall be determined by Donnelley and shall be based on my compensation at the time my employment with Donnelley was terminated. Donnelley or Assignee shall also reimburse me for pre-approved traveling and personal expenses incurred in complying with such request.

16. Employee Inventions. I understand that the provisions of paragraphs 13, 14 and 15 of this Agreement do not apply to an invention for which none of Donnelley's equipment, supplies, facilities or trade secret information was used and which was developed entirely on my own time, unless the invention relates directly to Donnelley's business or to Donnelley's actual or demonstrably anticipated research or development activities, or unless the invention results from work I perform for Donnelley.

17. Pre-Existing Developments. I have identified at the end of this agreement all Developments that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment with Donnelley, and that I desire to exclude from operation of this agreement. If there are no Developments listed, I represent that I have made no such Developments

18. Payments. With respect to any Development for which Donnelley seeks to obtain U.S. or foreign letters patent, Donnelley will pay me the sum of Five Hundred Dollars ($500) when I execute an assignment of the Development to Donnelley, or when I execute the first patent application and assignment covering the Development, whichever occurs first. Divisional or continuation-in-part applications shall be considered to cover separate Developments. The payment of the sum of Five Hundred Dollars ($500) shall relieve Donnelley of any obligation to make any further payments to me with respect to such Development. If there are several co-inventors, this sum shall be divided equally between them.

19. Partial Termination. If, subsequent to the date of this agreement, I am placed into a position at Donnelley in which disclosure and assignment of Developments is not required under Donnelley's Standard Practice on Patents, SP5-0500, I may terminate paragraphs 12-18 of this Agreement in accordance with the terms of such Standard Practice with respect to Developments conceived subsequent to the date of my placement.


20. Identification of Authorship. Donnelley, its assignees and licensees are not required to designate me as the author of any design, computer program or related documentation or other work of authorship created as a work made for hire or assigned under this agreement when any such work is distributed publicly, nor to make any such public distribution.

21. Subsidiaries and Affiliates. I understand and agree that this agreement is executed by R. R. Donnelley & Sons Company on its own behalf and on behalf of each of its subsidiaries, that my obligations under this agreement shall apply equally to each of Donnelley's subsidiaries and that such subsidiaries may enforce this agreement in their own names as if they were parties to this agreement.

22. Prior Agreements. The provisions of any previous agreement relating to the same subject matter shall remain in effect with respect to any Developments disclosed by me to Donnelley prior to the date of this agreement. Any Development made or conceived during the term of such previous agreement but not disclosed until after the date of this agreement shall be governed by the terms of this agreement.

23. Severability. If any provision of this agreement is held by a court to be void or unenforceable for any reason, the remaining provisions of this agreement shall continue in full force and effect. If a court is of the opinion that any part of this Agreement is unreasonable, it may modify this Agreement to make it reasonable and enforceable in all respects.

24. Recovery of Expenses. I agree to pay to Donnelley the costs and reasonable attorneys' fees incurred by Donnelley if it prevails in enforcing any or all of the terms of this Agreement.

25. Survival of Obligations. The provisions of paragraphs 2-16, 18, 20, and 23-26 of this Agreement shall survive its termination.

26. Governing Law. This agreement shall be construed in accordance with laws governing contracts made and to be performed in the State of Illinois.



     /s/ Frank R. Jarc                       November 1, 1988
     ------------------------                ----------------
              Employee                               Date



R. R. DONNELLEY & SONS COMPANY



By /s/ JE Treadway
   -----------------------------------


The following are Developments not covered by paragraph 17, in which I have any right, title or interest, and which were conceived or written either wholly or in part by me prior to my employment with Donnelley, but neither published nor filed in any Patent Office.


DESCRIPTION OF DOCUMENTS  (if applicable)


                         Date of
                                                   Name of Witness
Title of Document        Document
on Document

                                   EXHIBIT C


                       DBM'S CAREER TRANSITION COUNSELING
                                 FOR EXECUTIVES


                             DRAKE BEAM MORIN, INC.

State of the Art Support Services
=================================

DBM's experience has been that environment plays a critical role in a successful job search. Throughout your job search you'll have unlimited access to:

- -   A professionally-trained consultant who understands both your personal and professional needs during the job search.

- -   A private workspace from which to conduct your job search activities.

- -   Telephones complete with a fully-staffed, courteous message service.

- -   Word processing and secretarial support for the typing of resumes, cover letters, etc.

- -   Mail facilities, including postage and supplies for the production of mass mailings.

- -   Complete reference library of business publications, directories and current periodicals and newspapers.


- -   Videotape room for practice interviews and screening for the viewing of programs covering aspects of the job search.

- -   Job development activities including access to DBM's Job Lead Bank listing thousands of positions nationwide and job postings.

- -   A support system and camaraderie that will provide continuous motivation and foster a genuine sense of esprit de corps.

The Consultant/Client Partnership
=================================

When you begin DBM's Career Transition Counseling Program you will be assigned a personal consultant who will assist and you throughout your job search.

DBM consultants are specially trained counseling professionals who have strong business backgrounds. The majority of our consultants have advanced degrees, many hold Ph.D.s.

The partnership forged between you and your consultant will insure that you receive all of the attention, direction and understanding you need to efficiently and effectively make progress towards your desired career goals.

About Drake Beam Morin, Inc.
============================

DBM is the world's leading provider of career transition counseling. Annually, we help thousands of executives-in-transition to pursue meaningful and satisfying reemployment.

For more than 20 years, DBM has been the leader and innovator responsible for the job search tools and techniques that have become industry standards.

With early 100 offices worldwide, DBM is capable of marshalling resources throughout our network to assist our clients during their career transition.

The Career Transition Process
=============================

Career Transition Counseling is a proven process of support offering you the best means for finding a new position. Career Transition Counseling offers you all the advantages of personalized one-on-one counseling plus appropriate, private workspace and a full range of support services providing a base of operations and assistance as you launch your job search.

Each year, thousands of executives around the world find the right job, not just a job though DBM's individualized program of career transition counseling. Our research indicates that, on the average, executives participating in our career transition program find new employment within six months. The vast majority of executives in our program find positions at a salary-level and title equal to or greater than their previous job.

Career transition counseling can be a remarkable life experience for you. DBM's process involves more than merely grinding out resumes and cover letters. Our program is designed to provide you the opportunity to evaluate your talents, skills and values, acquire new insights into yourself and maximize your personal and professional potential.

What the Process Involves
=========================

Working closely with your personal DBM consultant, you will undergo a comprehensive process of self-discovery leading to the creation and implementation of an active and effective campaign of self-marketing. This process includes:

- -    Counseling aimed at understanding your work history, including as necessary, your financial, tax and general economic situation.

- -    Suggestions on how to enlist the active support of your family, friends and business associates.

- -    Examination of your accomplishments which becomes the foundation on which to build your job search campaign.

- -    Articulation of your skills and abilities to determine the essence of those marketable qualities you offer prospective employers.

- -    Assessment instruments revealing interests and abilities in various occupations. Interpreted by your personal consultant and DBM psychologist, the assessment battery will provide you with insight into your strengths, self-development needs and possible career choices.

- -    Definition of your "ideal job preference." This examines your preferences for organization type, size, location, industry, corporate culture and management styles.

- -    Creation of effective resumes promoting you, your skills and strengths and preparation of business references.

- -    Selection of companies/industries to target during your search and listing of contacts for gaining initial entry into companies.

Real Skills Get Real Results
============================

Throughout your counseling, emphasis is placed on acquiring all the skills, techniques and strategies necessary to launch a results-oriented job search campaign. During the career transition program you'll acquire all the skills required to:

- -    Prepare a comprehensive resume in a format which effectively highlights your skills and accomplishments.

- -    Thoroughly research target companies to insure that prospective employers meet your defined criteria.

- -    Write compelling cover and marketing letters which result in interviews.

- -    Successfully interview with decision-makers, field the tough questions and adapt your communication style to complement the style of those with whom you interview.

- -    Network and constantly expand your contact base.

- -    Create a systematic, action-oriented campaign of self-promotion.

- -    Negotiate compensation and other relevant employment factors once an offer is extended.

- -    Accept an offer and plan for a smooth entry into the new job and new organization.

                                   EXHIBIT D



INFORMATION FROM

R R DONNELLEY & SONS COMPANY


Contact:

Ronald G. Eidell              Diane M. Dunne
Sr. VP and Treasurer          Director, Corporate Communication
(312) 326-8375                (312) 326-8419

FOR IMMEDIATE RELEASE


R. R. DONNELLEY CFO TO LEAVE COMPANY AUGUST 31

CHICAGO, May 16, 1995 -- Frank R. Jarc, executive vice president and chief financial officer of R. R. Donnelley & Sons Company, today announced he will leave the company August 31.

     "Frank has made significant contributions to this company's financial management and built a strong financial organization," said John R. Walter, chairman and chief executive officer. "During his eight years with Donnelley, the company has had significant growth and progress while undertaking major investments in advanced technology and global expansion. These investments are paying off in double-digit gains in revenues, earnings and cash flow, and in improving shareholder returns."

     Walter said the company is looking for replacement and plans to have a new CFO in place before Mr. Jarc's departure.